EXHIBIT 5.1

[WIGGIN AND DANA LLP Letterhead]
August 3, 2010

AboveNet, Inc.
360 Hamilton Avenue
White Plains, New York  10601

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of AboveNet, Inc. (the “Company”), relating to 300,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable under the AboveNet, Inc. 2010 Employee Stock Purchase Plan (the “2010 Plan”).

As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, when issued and sold in accordance with the terms of the 2010 Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Sincerely,

/s/ WIGGIN AND DANA LLP